Exhibit 10.2
AMBAC FINANCIAL GROUP, INC.
RESTRICTED STOCK UNIT AGREEMENT
Mr. Nader Tavakoli (the “Executive”) has been granted a Full Value Award under the Ambac Financial Group, Inc. Incentive Compensation Plan (the “Plan”) in the form of restricted stock units (the “Award”) as consideration for his services as chief executive officer. The Award shall be effective as of January 4, 2016 (the “Grant Date”). The Award shall be subject to the following terms and conditions (sometimes referred to as this “Agreement”).
1.Defined Terms. Capitalized terms used in this Agreement which are not otherwise defined herein shall have the meaning specified in the Plan.
2.    Grant of Restricted Stock Units. Subject to the terms of this Agreement and the Plan, effective as of the Grant Date the Executive is hereby granted [_______] restricted stock units (the “Restricted Stock Units”). This Award contains the right to dividend equivalent units as described in Section 3 (“Dividend Equivalent Units”). Each Restricted Stock Unit shall become vested as described in Sections 4 and 5, and each vested Restricted Stock Unit shall be settled in accordance with Section 6.
3.    Dividend Equivalent Units. The Executive shall be entitled to Dividend Equivalent Units in accordance with the following:

(a)
Cash Dividend. If a dividend with respect to shares of Common Stock is payable in cash, then, as of the applicable dividend payment date, the Executive shall be credited with that number of Dividend Equivalent Units equal to (i) the cash dividend payable with respect to a share of Common Stock, multiplied by (ii) the number of Restricted Stock Units outstanding (i.e., the number of Restricted Stock Units granted hereunder less the number of such Restricted Stock Units that have settled in accordance with Section 6 below) on the applicable dividend record date, divided by (iii) the Fair Market Value of a share of Common Stock on the dividend payment date.

(b)
Stock Dividend. If a dividend with respect to shares of Common Stock is payable in shares of Common Stock, then, as of the dividend payment date, the Executive shall be credited with that number of Dividend Equivalent Units equal to (i) the number of shares Common Stock distributed in the dividend with respect to a share of Common Stock, multiplied by (ii) the number of Restricted Stock Units outstanding on the applicable dividend record date.

Dividend Equivalent Units shall be subject to the same vesting provisions as the Restricted Stock Units to which they relate and shall be settled in accordance with Section 6. No Dividend Equivalent Units shall be credited with respect to previously credited Dividend Equivalent Units.
4.    Vesting and Forfeiture of Restricted Stock Units and Dividend Equivalent Units. All Restricted Stock Units and Dividend Equivalent Units, which are intended as consideration for the Executive’s services as chief executive officer, shall be unvested unless and until they become vested and nonforfeitable in accordance with this Section 4. Subject to the Executive’s continuing service as an employee of Ambac Financial Group, Inc. (“Ambac”) through the applicable vesting date, and the terms and conditions of this Agreement and the Plan, the Restricted Stock Units and associated Dividend Equivalent Units shall vest in three equal annual installments on December 31, 2016, December 31, 2017 and December 31, 2018. Except

as provided in Section 5, if the Executive’s termination of employment with Ambac (the “Termination Date”) occurs for any reason prior to a vesting date, all Restricted Stock Units and associated Dividend Equivalent Units which are not vested upon the Executive’s Termination Date shall immediately expire and shall be forfeited and the Executive shall have no further rights with respect to such Restricted Stock Units or associated Dividend Equivalent Units.
5.    Termination of Employment.

(a)
Notwithstanding the provisions of Section 4, and other than as set forth in subparagraph 5(b), if the Executive’s Termination Date occurs prior to December 31, 2018 by reason of death, Disability (as defined in subparagraph 5(c)), involuntary termination by Ambac other than for Cause (as defined in subparagraph 5(c)) on or after January 1, 2017 or termination by the Executive for Good Reason (as defined in subparagraph 5(c)) on or after January 1, 2017, then the portion of the Restricted Stock Units and associated Dividend Equivalent Units that would have vested if the Executive had continued to serve as an employee of Ambac for twelve (12) months following the Termination Date shall vest on the Termination Date.

(b)
Notwithstanding the provisions of Section 4, if the Executive’s Termination Date occurs prior to December 31, 2018 (i) by reason of involuntary termination by Ambac other than for Cause or termination by the Executive for Good Reason, in each case within one (1) year following the occurrence of a Change in Control (as defined in subparagraph 5(c)), or (ii) due to the expiration of the Employment Period (as defined in the Employment Agreement between Ambac and the Executive, entered into as of January [__], 2016 (the “Employment Agreement”)), all of the Executive’s Restricted Stock Units and associated Dividend Equivalent Units shall become immediately fully vested.

(c)
The terms “Cause,” “Change in Control,” “Disability” and “Good Reason” shall have the meanings specified in the Employment Agreement. Notwithstanding anything in this Agreement or the Plan to the contrary, any dispute or controversy regarding the existence or occurrence of any of the foregoing terms shall be resolved pursuant to Section 21 of the Employment Agreement.

6.    Settlement. Subject to the terms and conditions of this Agreement, Restricted Stock Units and associated Dividend Equivalent Units that have become vested in accordance with Sections 4 or 5 shall be settled immediately. Settlement of the vested Restricted Stock Units and associated Dividend Equivalent Units shall be made in the form of shares of Common Stock with one share of Common Stock being issued in settlement of each Restricted Stock Unit and associated Dividend Equivalent Unit (any fractional share being rounded up to the next whole unit). Upon the settlement of any vested Restricted Stock Units and Dividend Equivalent Units, such Restricted Stock Units and Dividend Equivalent Units shall be cancelled.
7.    Withholding Taxes. All Awards and payments under this Agreement are subject to withholding of all applicable taxes. At the election of the Executive, such withholding obligations may be satisfied through amounts that the Executive is otherwise entitled to receive upon settlement of this Award or by a cash payment from the Executive to Ambac or otherwise as agreed between the Executive and Ambac. Under no circumstances will Ambac permit the Executive to withhold shares of Common Stock in excess of the minimum tax withholding requirements. Notwithstanding the foregoing, if a tax withholding obligation with respect to tax imposed under the Federal Insurance Contributions Act (FICA) under sections 3101, 3121(a) and 3121(v)(2) of the Code (the “FICA Obligations”) is incurred with respect to any of the Restricted

Stock Units and associated Dividend Equivalent Units prior to the settlement date with respect to such Restricted Stock Units and associated Dividend Equivalent Units (each date on which the FICA Obligation arises being referred to herein as a “Tax Vesting Date”) then, on the applicable Tax Vesting Date, that number of Restricted Stock Units and associated Dividend Equivalent Units for which the settlement date has not occurred as of the Tax Vesting Date shall be settled (and the Tax Vesting Date shall be treated as the “vesting date” with respect to such Restricted Stock Units and associated Dividend Equivalent Units) with respect to that number of shares of Common Stock subject thereto having a having a Fair Market Value (determined as of the Tax Vesting Date) equal to the sum of the following:

(a)	the FICA Obligations;

(b)	the income tax imposed by section 3401 of the Code (or the corresponding withholding provisions of applicable state, local or foreign tax laws) as a result of the FICA Obligations; and

(c)	the amount necessary to pay the additional income tax on wages attributable to the pyramiding of the payments under subparagraphs 6(a) and (b).
In no event shall the value of the Restricted Stock Units and associated Dividend Equivalent Units that are settled pursuant to subparagraphs 6(a), (b) and (c) exceed the amount that could be distributed pursuant to Treas. Reg. § 1.409-3(j)(xi).
8.    Transferability. This Award is not transferable except as designated by the Executive (a) to a family trust, or (b) by will or by the laws of descent and distribution.
9.    Heirs and Successors. If any benefits deliverable to the Executive under this Agreement have not been delivered at the time of the Executive’s death, such rights shall be delivered to the Executive’s estate.
10.    Administration. The authority to administer and interpret this Agreement shall be vested in Ambac’s Compensation Committee (the “Committee”). Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons, provided any such interpretation or decision is made in good faith.
11.    Adjustment of Award. The number of Restricted Stock Units and Dividend Equivalent Units awarded pursuant to this Agreement may be adjusted (subject to the requirements and limitations of the Code) in accordance with the terms of the Plan to reflect certain corporate transactions which affect the number, type or value of the Common Stock, Restricted Stock Units or Dividend Equivalent Units, provided that the Committee shall exercise its discretion to equitably make such adjustments in such circumstances.
12.    Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to Ambac at its principal offices, to the Executive at the Executive’s address as last known by Ambac or, in either case, such other address as one party may designate in writing to the other.
13.    Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of New York and applicable federal law.

14.    Amendments. The Board may, at any time, amend or terminate the Plan or this Agreement; provided, however that no amendment to this Agreement may, in the absence of written consent to the change by the Executive (or, if the Executive is not then living, the affected beneficiary), adversely affect the rights of the Executive or beneficiary under this Agreement.
15.    Award Not Contract of Employment. The Award does not constitute a contract of employment or continued service, and the grant of the Award will not give the Executive the right to be retained in the employ or service of Ambac or any Subsidiary, nor any right or claim to any benefit under the Plan or this Agreement, unless such right or claim has specifically accrued under the terms of the Plan and this Agreement.
16.    Severability. If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.
17.    Plan Governs. The Award evidenced by this Agreement is a permitted award pursuant to the Plan, and the Restricted Stock Units, Dividend Equivalent Units and this Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited, except as expressly provided herein. Ambac represents that the Award is authorized under and in accordance with the terms of the Plan.
18.    Code Section 409A Rules. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Executive’s termination of employment (or other separation from service):

(a)
and if the Executive is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Executive’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Executive’s separation from service (or, if earlier, upon the Executive’s death);

(b)
the determination as to whether the Executive has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of service” or like terms shall mean “separation from service” and the date of such separation from service shall be the “Termination Date” for purposes of any such payment or benefits;

(c)
for purposes of section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments; and

(d)	this Award is intended to comply with, or be exempt from, Code Section 409A and shall be construed accordingly.

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